Exhibit 5.1

7 April, 2009

Board of Directors
Samson Oil & Gas Limited
Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia 6000

Re:  Pre-Effective Amendment No. 1to Registration Statement on Form F-1 on Form F-3

Gentlemen:

We have acted as counsel to Samson Oil & Gas Limited, a company organized under the laws of Western Australia (the “Company”). We understand that this letter is to be delivered in connection with the Pre-Effective Amendment No. 1 to the Registration Statement on Form F-1 filed on Form F-3 by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 32,314,460 of the Company's Ordinary Shares represented by American Depositary Shares (the “Shares”), including 17,479,077 Shares issuable upon the exercise of warrants (the "Warrants") and options (the "Options") issued to the selling shareholders by the Company (the "Conversion Shares").

In connection herewith, we have examined resolutions of the Company's directors relating to the issue of the Shares, Warrants and Options referred to in the preceding paragraph and such other documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.	The Shares, when issued by the Company, were legally issued, fully paid Ordinary Shares in the capital of the Company.

2.
The Conversion Shares, when and if issued by the Company upon exercise of the Warrants or Options, as applicable, in accordance with the terms of the Warrants or Options, as applicable, will be legally issued, fully paid Ordinary Shares in the capital of the Company.

We are legal practitioners admitted to practise in the State of Western Australia. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of Western Australia.

We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Minter Ellison

Minter Ellison Lawyers